Lithia Announces Acquisition of Chrysler Jeep Dodge Ram Fiat and Subaru Hyundai GMC Stores

MEDFORD, OR -- (Marketwired - October 14, 2015) - Lithia Motors, Inc. (NYSE: LAD) has acquired Crown Chrysler Jeep Dodge Ram Fiat in Concord, California, and Bennett Motors in Great Falls, Montana. The stores will be renamed Lithia Chrysler Jeep Dodge Ram Fiat of Concord and Lithia Subaru Hyundai GMC Buick of Great Falls and will add $75 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to expand our presence in the Bay Area of California and in the state of Montana. Both locations are markets that have complementary Lithia operations and allow us to leverage scale in the community. We look forward to expanding our customer relationships as we increase our presence in the local communities we serve."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 133 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748